Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Charles A. Rowland, Jr.
Vice President, Chief Financial Officer
Phone (610) 321-6223

Robert A. Doody Jr.
Director, Investor Relations
Phone (610) 321-6290

Michelle Larkin (media)
Manager, PR & Advocacy
Phone (610) 304-5842

VIROPHARMA Announces Second Quarter 2013 Financial Results

EXTON, PA, August 1, 2013 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) today announced financial results for the second quarter of 2013. Net sales were $104 million for the second quarter ended June 30, 2013 as compared to $95 million in the comparative period of 2012.  The increase in net sales quarter over quarter was driven by the commercial product growth of both Cinryze in the U.S. and higher European product sales.  During the second quarter of 2013 U.S. Cinryze net sales grew by 22 percent over the second quarter of 2012 to $91 million. The quarterly U.S. Cinryze sales reflect $96 million of patient demand offset by approximately $5 million of wholesaler channel inventory drawdown. The patient demand represents an increase of approximately $5 million from the $91 million of patient demand reported in the first quarter of 2013.

“The second quarter of 2013 represented a period of strong commercial execution coupled with significant progress in our clinical development pipeline, despite this morning’s news related to our combination efforts with Halozyme,” stated Vincent Milano, ViroPharma’s chief executive officer. “In addition to the positive maribavir interim data update we shared last month and the continued advancement of enrollment in the two studies, we also are approaching critical data milestones heading into the second half of 2013, including our antibody mediated rejection study with Cinryze in kidney transplant patients and analysis of the completed subjects from the Cinryze subcutaneous administration study which we updated this morning.”

Continued Milano, “On the commercial front, the continued growth trajectory of U.S. Cinryze remains strong, with early signs of positive impact from our sales force optimization and continued progress with our European operations.  Overall, we believe ViroPharma is well positioned to continue generating growth and strong momentum.”

Our GAAP net income was $0.6 million in the second quarter of 2013 compared to a GAAP net loss of $6 million in the second quarter of 2012.  GAAP diluted earnings per share was $0.01 for the second quarter of 2013 compared to GAAP diluted loss per share of $0.08 for the same period in 2012.

Non-GAAP adjusted net income for the three months ended June 30, 2013 was $11 million, compared to $5 million for the same period in 2012.  Non-GAAP adjusted diluted net earnings per share was $0.15 for the second quarter of 2013 compared to $0.07 for the same period in 2012.  A reconciliation between GAAP and non-GAAP adjusted measures is provided in the Selected Financial Information — Non-GAAP Financial Measures Reconciliation table included with this release.

Operating Highlights

Cinryze global net sales during the second quarter of 2013 were $95 million, a 23 percent increase over the same period in 2012 driven by demand growth and net realized price growth, partially offset by a reduction in channel inventories.  Vancocin net sales during the second quarter of 2013 were $4 million compared to $16 million for the same period in 2012. During the second quarter of 2013, we generated net sales of approximately $8 million from our European operations compared to $4 million during the second quarter of 2012.

Cost of sales for the three months ended June 30, 2013 was flat as compared to the three months ended June 30, 2012.

Research and development costs incurred during the second quarter of 2013 were relatively flat compared to the same period in 2012 as advancements in our clinical development programs, including the subcutaneous Cinryze and maribavir development programs were offset by lower spending in our VP20621 program due to the completion of our Phase 2 trial. The increase in selling, general and administrative expenses for the second quarter of 2013 compared to the same period in 2012 was driven by the growth of our global organization and our commercialization efforts.

We recognized a tax benefit of $0.8 million in the second quarter ended June 30, 2013 compared to a tax benefit of $2.9 million in the second quarter ended June 30, 2012.

Working Capital Highlights

At June 30, 2013, our working capital was $379 million, which included cash, cash equivalents and short term investments of $259 million. During the first half of 2013 we generated $9 million net cash from operations.

Financial Highlights ($ in millions, except per share data)

	Q2 2013	Q2 2012	Percent Change
Total net product sales	$103.7	$94.6	+10%
Cinryze U.S. net product sales	91.4	74.9	+22%
EU net product sales	8.3	3.8	+118%
Vancocin net product sales	4.0	15.9	-75%
GAAP net income (loss)	0.6	(5.8)
Non-GAAP adjusted net income	11.1	5.1
GAAP diluted net income (loss) per share	0.01	(0.08)
Non-GAAP adjusted diluted EPS	0.15	0.07

Non-GAAP Disclosures

The Company is reporting both GAAP net income (loss) and non-GAAP adjusted results for the three and six months ended June 30, 2013 and 2012. Non-GAAP adjusted net income is GAAP net income (loss) excluding (1) non-cash interest expense, (2) amortization related to intangible assets acquired, (3) share-based compensation expenses, (4) changes in contingent consideration, (5) option amortization and (6) certain non-recurring events, including  impairment losses. Non-GAAP adjusted diluted net income per share reflects the Non-GAAP adjusted net income, after the incremental effect of applying the “if converted” method of accounting to the senior convertible notes, and the diluted shares used in determining our GAAP diluted net income  (loss) per share. A reconciliation between GAAP and non-GAAP adjusted measures is provided in the Selected Financial Information — Non-GAAP Financial Measures Reconciliation table included with this release. The Company believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These historical non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. Generally Accepted Accounting Principles.

Research and Development Programs

ViroPharma is investing in research and development programs to ensure growth for the future.  The current pipeline includes programs in various stages of clinical and pre-clinical development focused on rare diseases and serious unmet medical needs.

•                  Subcutaneous administration of Cinryze — In December 2012, we initiated a Phase 2b double blind, multi-center, dose ranging study to evaluate the safety and efficacy of subcutaneous administration of Cinryze in combination with Halozyme’s recombinant human hyaluronidase enzyme (rHuPH20) in adolescents and adults with HAE for prevention of HAE attacks.  Enrollment was completed into this study in May 2013.  On August 1, 2013 due to emergence of non-neutralizing antibodies to rHuPH20 in the ongoing Phase 2 study, ViroPharma is discontinuing the study.

•                  New uses for C1 INH - We are investigating potential new uses for our C1 esterase inhibitor product with a goal of pursuing additional indications in patient populations with other C1 INH mediated diseases.  To that end, we are supporting investigator-initiated studies (IISs) evaluating C1 INH as a treatment for patients with Neuromyelitis Optica (NMO) and Autoimmune Hemolytic Anemia (AIHA); both of these studies were initiated in 2012. We’ve also completed enrollment into a clinical trial in Antibody-Mediated Rejection (AMR) post renal transplantation with data expected in the fourth quarter of 2013 and are also evaluating the potential effect of C1-INH in Refractory Paroxysmal Nocturnal Hemoglobinuria (PNH). ViroPharma plans to continue to conduct both clinical and non-clinical studies to evaluate additional therapeutic uses for its C1 INH product in the future.

•                  Maribavir for cytomegalovirus — We are currently enrolling patients into a Phase 2 program to evaluate maribavir for the treatment of CMV infections in transplant recipients.  The program consists of two independent Phase 2 clinical studies that include subjects who have asymptomatic CMV in one trial, and those who have failed therapy with other anti-CMV agents in another trial.  Interim data from these studies was presented in June of 2013.  The company expects to complete enrollment into both studies in mid-2014.

•                  VP-20629 for Friedreich’s Ataxia (FA) — We initiated a single and multiple oral dose safety and tolerability study in patients in 2013. The company anticipates completion of enrollment in the first half of 2014.

•                  Oral Budesonide for eosinophilic esophagitis (EOE) — We currently have an exclusive option agreement to acquire Meritage Pharma, Incorporated based on predefined terms pending data outcomes from a Phase 2 study and concurrence with the U.S. FDA on an acceptable clinical endpoint for the Phase 3 program.  The Phase 2 study is currently enrolling with data expected in 2014.

2013 Guidance

ViroPharma is providing guidance for the year 2013 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2013, ViroPharma is reiterating the following:

•                  Worldwide net product sales are expected to be $440 to $465 million;

•                  Net North American Cinryze sales are expected to be $390 to $400 million; and

•                  Research and development (R&D) and selling, general and administrative (SG&A) expenses are expected to be $240 to $260 million.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and all other operational results of the first quarter and discuss developments in the subcutaneous Cinryze clinical development program on August 1, 2013 at 9:00 a.m. Eastern. To participate in the conference call, please dial (800) 874-4559 (domestic) and (302) 607-2019 (international).  After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com.  Windows Media or Real Player will be needed to access the webcast.  An audio archive will be available at the same address until August 15, 2013.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options. ViroPharma is developing a portfolio of therapeutics for rare and Orphan diseases including C1 esterase inhibitor deficiency, cytomegalovirus (CMV), Friedreich’s Ataxia, eosinophilic esophagitis (EoE) and adrenal insufficiency. Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals we serve. ViroPharma’s commercial products address diseases including hereditary angioedema (HAE), seizures in children and adolescents, adrenal insufficiency and C. difficile-associated diarrhea (CDAD). For full U.S. prescribing information on our products, please download the package inserts at http://www.viropharma.com/Products.aspx; the prescribing information for other countries can be found at www.viropharma.com.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our financial guidance for 2013, forecasted future tax rates, our ability to continue to successfully commercialize our products in the United States and Europe, the timing and results of anticipated events in our clinical development programs, and our ability to identify and execute upon business development opportunities.

Our actual results may vary depending on a variety of factors, including:

•        our ability to continue to identify and retain prophylaxis Cinryze patients in the United States and Europe at the rate we anticipate, the total number of potential prophylaxis Cinryze patients in the United States and Europe and our market share of HAE patients in the United States and Europe;

•        the size of the market, future growth potential and market share for Buccolam and Plenadren in Europe;

•        the availability of sufficient third party payer reimbursement for each of our products in the United States and Europe;

•        fluctuations in wholesaler and SP order patterns and inventory levels;

•        competition from the approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Cinryze,  Buccolam and Plenadren;

•        changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Cinryze, Buccolam and Plenadren;

•        manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Cinryze and our other products in order to meet demand for each product;

•        our ability to receive regulatory approval for the use of Cinryze for additional indications and routes of administration and in additional territories in the timeframes we anticipate or at all;

•        the impact of healthcare reform legislation in the United States;

•        actions by the FDA and EMA or other government regulatory agencies;

•        the timing and results of anticipated events in our clinical development programs including studies with Cinryze subcutaneous formulations, Cinryze for antibody mediated rejection, and maribavir for treatment of CMV infections in transplant recipients;

•        whether we pursue regulatory approval of Plenadren in the United States; and

•        the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products and our efforts to find a partner for VP20621.

There can be no assurance that we will conduct additional studies or that we will be successful in gaining regulatory approval of Cinryze for additional indications, routes of administration or in additional territories.  Biologics such as Cinryze require processing steps that are more difficult than those required for most chemical pharmaceuticals, and as a result, Sanquin, our manufacturer of Cinryze has received observations on Form 483 which require us to continue to meet commitments made to the FDA related to various manufacturing issues. In the event Sanquin fails to meet these commitments, the FDA may take actions that limit our ability to manufacture Cinryze. In the event Sanquin is not able to manufacture the anticipated volume of product at the industrial scale as a result of either FDA requirements, batch failures, variability in batch yields, required maintenance or other causes, we may not be able to satisfy patient demand or build safety stock. Our inability to obtain adequate product supplies to satisfy our patient demand may create opportunities for our competitors and we will suffer a loss of potential future revenues. Clinical data presented regarding studies with maribavir are interim data as the studies are ongoing. There can be no assurance that interim data will be representative of the final clinical data from the studies or that the results of the studies will support future clinical studies of maribavir.  These factors, and other factors, including, but not limited to those described in ViroPharma’s Annual report on Form 10-K for the year ended December 31, 2012 and Quarterly report on form 10-Q for the period ended March 31, 2013 could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

Consolidated Statements of Operations:

(in thousands, except per share data)

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenue:
Net product sales	$103,711	$94,639	$210,860	$230,439

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	28,158	28,089	58,017	60,167
Research and development	17,165	16,621	34,361	32,020
Selling, general and administrative	46,235	40,883	88,958	79,046
Intangible amortization	7,683	8,787	16,582	17,614
Impairment loss	—	—	104,245	—
Other operating expenses	684	858	2,767	2,054
Total costs and expenses	99,925	95,238	304,930	190,901
Operating income (loss)	3,786	(599)	(94,070)	39,538

Other Income (Expense):
Interest income	153	142	319	278
Interest expense	(3,681)	(3,518)	(7,290)	(6,965)
Other expense, net	(493)	(4,783)	(4,648)	(3,548)
Income (loss) before income tax expense (benefit)	(235)	(8,758)	(105,689)	29,303
Income tax expense (benefit)	(833)	(2,928)	(42,291)	15,142
Net income (loss)	$598	$(5,830)	$(63,398)	$14,161

Basic net income (loss) per share	$0.01	$(0.08)	$(0.97)	$0.20
Diluted net income (loss) per share	$0.01	$(0.08)	$(0.97)	$0.19

Shares used in computing net income (loss) per share:
Basic	65,355	69,390	65,281	69,951
Diluted	68,917	69,390	65,281	73,028

Selected Financial Information

Reconciliation of GAAP Net Income  (Loss) to Adjusted Non-GAAP Net Income

An itemized reconciliation between net income (loss) and adjusted net income on a non-GAAP basis is as follows:

(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

GAAP net income (loss)	$598	$(5,830)	$(63,398)	$14,161
Adjustments:
Non-cash interest expense	2,481	2,312	4,890	4,557
Amortization	7,683	8,787	16,582	17,614
Share-based compensation	6,291	5,457	12,286	10,360
Option amortization	1,084	584	2,169	1,656
Contingent consideration	(380)	734	42	1,846
Impairment loss	—	—	104,245	—
Tax effect of the above	(6,692)	(6,971)	(54,683)	(14,053)
Non-GAAP adjusted net income	$11,065	$5,073	$22,133	$36,141

Computation of Non-GAAP Adjusted Diluted Net Income per Share

Non-GAAP adjusted net income	$11,065	$5,073	$22,133	$36,141
Add interest expense on senior convertible notes, net of income tax	625	634	1,251	1,269
Non-GAAP adjusted diluted net income	$11,690	$5,707	$23,384	$37,410

Shares used in computing GAAP diluted net income (loss) per share	68,917	69,390	65,281	73,028
Shares used in computing Non-GAAP adjusted diluted net income per share	79,780	82,812	79,438	83,892

GAAP diluted net income (loss) per share	$0.01	$(0.08)	$(0.97)	$0.19
Non-GAAP adjusted diluted net income per share	$0.15	$0.07	$0.29	$0.45

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income (loss):

1.  Non-cash interest expense: Non-GAAP adjusted net income excludes non-cash interest expense on our convertible notes.  We believe that excluding the non-cash portion of our interest expense allows management and investors an alternative view of our financial results “as if” our net income reflected only the cash portion of our interest expense.

2.  Purchase accounting and product acquisition related adjustments:  Non-GAAP adjusted net income excludes certain items related to our acquisitions. The excluded items may include among other adjustments; charges related to amortization of intangible assets arising from acquisitions and changes in the fair value of future contingent consideration or significant transaction costs.

3.  Share-based compensation expense: Non-GAAP adjusted net income excludes the impact of our non-cash share-based compensation expense. We believe that excluding the impact of expensing share-based compensation better reflects the recurring economic characteristics of our business.

Non-GAAP net income may exclude unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. For purposes of determining non-GAAP net income, items such as asset impairment or upfront fees or milestone payments under license agreements, may be excluded, among others, which will be evaluated on an individual basis.

VIROPHARMA INCORPORATED

Selected Financial Information

Selected Consolidated Balance Sheet Data

(in thousands)

	June 30,	December 31,
	2013	2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$191,398	$175,518
Short-term investments	67,335	71,338
Inventory	87,834	64,384
Total current assets	468,527	453,418
Intangible assets, net	494,392	617,539
Goodwill	96,264	96,759
Total assets	1,113,106	1,219,952

Liabilities and Stockholders’ Equity
Total current liabilities	$89,763	$114,028
Deferred tax liabilities	120,050	167,484
Long-term debt	166,205	161,793
Total liabilities	403,328	462,913
Total stockholders’ equity	709,778	757,039
Total liabilities and stockholders’ equity	1,113,106	1,219,952

Statement of Cash Flows:

(in thousands)

	Six Months Ended
	June 30,	June 30,
	2013	2012
	(unaudited)

Net cash provided by operating activities	$9,258	$74,878
Net cash provided by investing activities	2,281	12,110
Net cash provided by (used in) financing activities	4,666	(60,744)